 UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 26, 2008

China Automotive Systems, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	000-3123	33-0885775
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation or organization)	Identification No.)	Identification No.)

No. 1 Henglong Road, Yu Qiao Development Zone
Shashi District, Jing Zhou City
Hubei Province
People’s Republic of China
(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code (86) 27-5981 8527

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02  Unregistered Sale of Equity Securities

On June 26, 2008, the stockholders of China Automotive Systems, Inc. (the “Company”), at the Company’s Annual Meeting of Stockholders, approved the issuance of 1,853,542 shares, of the Company’s common stock as the remaining consideration to be paid to Wiselink Holdings Limited (“Wiselink”) in connection with an acquisition (the “Acquisition”) of a 35.5% equity interest in Jingzhou Henglong Automotive Parts Co. Ltd.(“Jingzhou Henglong”)by Great Genesis Holdings Limited, (“Great Genesis”) a wholly-owned subsidiary of the Company.

Pursuant to an Equity Transfer Agreement made on March 31, 2008, (the “Agreement”), Wiselink, Great Genesis and other parties entered into an equity transfer transaction, pursuant to which Wiselink agreed to transfer and assign a 35.5% equity interest in Jingzhou Henglong to Great Genesis for a total consideration of US$32,090,000 (the “Consideration”). On April 3, 2008, the Acquisition was approved by the local Ministry of Commerce of the People’s Republic of China in Jingzhou, Hubei Province, China and the registration of change of shareholders was filed with the local Administration of Industries and Commerce; the transaction was reported by the Company on a Form 8-K dated April 9, 2008. Under the terms of the Agreement, US$10,000,000 cash was paid by Great Genesis to Wiselink on April 30, 2008, and the balance of the purchase price (US$22,090,000) was to be paid by issuance of 3,023,542 shares of common stock of the Company, valued at US$7.3060 per share determined as of January 22, 2008. The issuance of 1,170,000 shares of the 3,023,542 shares took place on April 22, 2008. The issuance of the balance of the shares was subject to stockholder approval under applicable Nasdaq rules, which approval was obtained on June 26, 2008. The balance of the shares were issued on or about June 30, 2008. The total number of shares issued in the Acquisition represents approximately 12.6% of the total shares outstanding pre-transaction.

Prior to the Acquisition, the Company owned a 44.5% interest in Jingzhou Henglong. As a result of the Acquisition, the Company now holds 80% of the equity interest in Jingzhou Henglong.

The common shares are issued in reliance upon an exemption from registration under Section 4(2) of the Securities Act of 1933, as amended.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

China Automotive Systems, Inc. (Registrant)

Date: July 1, 2008	By:	/s/ Hanlin Chen
Chairman